Exhibit 99.1

Hecla Reports Fourth Quarter and Full-year 2021 Results

Record annual revenue and 2nd highest cash flow from operations and free cash flow

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 22, 2022--Hecla Mining Company (NYSE:HL) today announced fourth quarter and full-year 2021 financial and operating results.

ANNUAL HIGHLIGHTS

Operational

  Produced 12.9 million silver ounces and 201,327 gold ounces, meeting production and cost guidance.
  Developed the Underhand Closed Bench (UCB) mining method at Lucky Friday, which contributed to the 75% increase in silver production and showed improvements in managing seismicity.
  Casa Berardi achieved record throughput and recoveries improved by 4%, producing 134,511 gold ounces.
  Second highest reserves for both silver and gold in Company history.

Financial

  Record sales of $807.5 million with net income of $35.1 million.
  Record Adjusted EBITDA of $278.8 million.1
  Second highest cash flow from operations of $220.3 million and free cash flow of $111.3 million.
  Record exploration and pre-development expenditures of $47.9 million.
  Returned $20.7 million, or 19%, of free cash flow to our common and preferred shareholders through dividends.

Environmental, Social, Governance

  Strong safety performance with an All-Injury Frequency Rate of 1.45, 40% below the U.S. average.
  Net neutral for scope 1 & 2 emissions with only 76,000 tonnes that were offset by carbon credits.
  Successfully managed the impacts of COVID-19.

"2021 was an outstanding year for Hecla as we generated record revenues and adjusted EBITDA resulting in the second highest free cash flow in our 130-year history,” said Phillips S. Baker Jr., President and CEO. “The year also positions Hecla for future success with our exploration program delivering our highest silver reserves in more than 20 years and the Lucky Friday’s establishment of a new, innovative mining method that should be both safer and more productive. This method, which we call the Underhand Closed Bench method will allow the Lucky Friday to increase projected production in 2022 by almost a million silver ounces over 2021, which was a million and half more than 2020.”

Baker continued, “Since Hecla is not only the largest producer of silver in the United States but also has the largest silver reserve base in the U.S., our stakeholders are uniquely positioned to benefit from the growing demand for silver in the transition to clean energy.”

FINANCIAL OVERVIEW

In Thousands unless stated otherwise	4Q-2021	3Q-2021	2Q-2021	1Q-2021	4Q-2020	FY 2021	FY 2020
FINANCIAL AND PRODUCTION SUMMARY
Sales	$185,078	$193,560	$217,983	$210,852	$188,890	$807,473	$691,873
Cost of Sales*	$131,837	$158,332	$156,052	$143,451	$137,978	$589,672	$530,773
Gross profit	$53,241	$35,228	$61,931	$67,401	$50,912	$217,801	$161,100
Income (loss) applicable to common stockholders	$11,737	$(1,117)	$2,610	$21,313	$2,967	$34,543	$(10,009)
Basic income (loss) per common share (in dollars)	$0.02	$—	$0.05	$0.04	$0.01	$0.06	$(0.02)
Adjusted EBITDA [1]	$58,249	$49,414	$84,507	$86,610	$57,773	$278,780	$230,684
Net Debt to Adjusted EBITDA[1]						1.1	1.7
Cash provided by operating activities	$53,355	$42,742	$86,304	$37,936	$64,901	$220,337	$180,793
Capital expenditures	$(28,838)	$(26,899)	$(31,898)	$(21,413)	$(36,634)	$(109,048)	$(91,016)
Free Cash Flow [2]	$24,517	$15,843	$54,406	$16,523	$28,267	$111,289	$89,777
Silver ounces produced	3,226,927	2,676,084	3,524,783	3,459,446	3,352,336	12,887,240	13,542,957
Silver payable ounces sold	2,606,622	2,581,690	3,415,464	3,030,026	3,227,951	11,633,802	12,305,917
Gold ounces produced	47,977	42,207	59,139	52,004	49,014	201,327	208,962
Gold payable ounces sold	44,156	53,000	47,168	57,286	$43.144	201,610	202,694

*Cost of sales is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization referred to herein as “cost of sales”.

Consolidated silver cost of sales for 2021 were $310.9 million; cash cost and all-in sustaining costs ("AISC") per silver ounce, after by-product credits, for the year were $1.37 and $9.19, respectively.3,4 The year over year decrease in cash cost and AISC per silver ounce (each after by-product credits) was due to higher silver production and by-product credits as well as lower treatment charges, partially offset by higher operating costs and additional sustaining capital.3,4 Consolidated gold cost of sales for the year were $278.8 million, cash cost and AISC per gold ounce (each after by-product credits), were $1,127 and $1,374, respectively.3,4 The year over year increase in cash cost was due to higher production costs partially offset by higher gold production with AISC also impacted by lower sustaining capital.

Income applicable to common stockholders increased in the fourth quarter 2021 over the third quarter due to:

  Gross profit increased by 51% due primarily to increased production at all three operations.
  Exploration and pre-development expense decreased by $4.2 million due to third-party assays being delayed and the completion of seasonal exploration programs in the prior quarter.
  Increase in benefit from income and mining taxes of $21.1 million due to a partial release of the deferred tax asset valuation allowance.
  Partially offsetting these increases are realized and unrealized losses on derivatives of $25.1 million compared to a third quarter gain of $9.3 million.

Income applicable to common stockholders increased in 2021 over 2020 due to:

  Gross profit increased by 35% due to higher metal prices and a full year of production at Lucky Friday.
  Lower interest expense by $7.6 million as a result of the revolving credit facility being undrawn in 2021 and 2020 debt refinancing expenses.
  Income tax benefits of $29.6 million, compared to the 2020 provision of $8.2 million through the use of tax loss carryforwards and a partial release of the deferred tax asset valuation allowance.

The above items were partially offset by:

  Increase in exploration and pre-development expense of $29.6 million.
  Combined realized and unrealized losses on derivatives and investments of $35.8 million in 2021, compared to a loss of $11.8 million in 2020.
  Provision for closed operations and environmental matters of $14.6 million, an increase of $10.6 million over 2020 primarily due to a $6.5 million lawsuit settlement payment for a 1989 indemnification agreement and a $5.0 million increase for estimated reclamation costs at two closed sites.

Cash provided by operating activities increased $39.5 million year over year and $10.6 million in the fourth quarter compared to the third quarter of 2021 due to increased gross margin, partially offset by unfavorable working capital changes. The yearly increase was also impacted by higher exploration and pre-development spending, which declined quarter over quarter due to seasonal variances.

Adjusted EBITDA increased $8.8 million in the fourth quarter compared to the third quarter of 2021, and was $278.8 million for the full-year 2021, an increase of $48.1 million over 2020, due to higher sales margins partially offset by higher exploration and pre-development spending.1

Fourth quarter capital expenditures totaled $28.8 million, including $9.5 million at Greens Creek, $9.5 million at Casa Berardi, and $9.1 million at Lucky Friday. Capital expenditures for the year 2021 totaled $109.0 million compared to $91.0 million in 2020.

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to changes in prices of zinc and lead. At December 31, 2021, the Company had contracts covering approximately 62% of the forecasted payable zinc production (through 2024) at an average price of $1.29 per pound, and 49% of the forecasted payable lead production (through 2024) at an average price of $0.99 per pound. Effective November 1, 2021, the Company elected to apply hedge accounting for all then open and future financially settled forward sales contracts, which will reduce income statement volatility for unrealized gains and losses on open positions.

The Company also enters into foreign exchange forward contracts to buy Canadian dollars. At December 31, 2021, the Company had hedged approximately 76% of forecasted Canadian dollar direct production costs for 2022 at an average CAD/USD rate of 1.30, 51% for 2023 at 1.30, 18% for 2024 at 1.31, and 5% for 2025 at 1.28. The Company has also hedged approximately 34% of capital costs for 2022 at 1.29.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	4Q-2021	3Q-2021	2Q-2021	1Q-2021	4Q-2020	FY 2021	FY 2020
GREENS CREEK
Tons of ore processed	221,814	211,142	214,931	194,080	189,092	841,967	818,408
Total production cost per ton	$174.55	$181.60	$171.13	$182.61	$195.02	$177.30	$179.37
Ore grade milled - Silver (oz./ton)	12.60	11.14	14.52	16.01	15.17	13.51	15.65
Ore grade milled - Gold (oz./ton)	0.07	0.07	0.08	0.09	0.07	0.08	0.08
Ore grade milled - Lead (%)	2.61	2.68	3.14	3.06	2.84	2.87	3.13
Ore grade milled - Zinc (%)	6.28	7.05	7.57	7.62	6.96	7.11	7.58
Silver produced (oz.)	2,262,635	1,837,270	2,558,447	2,584,870	2,330,664	9,243,222	10,494,726
Gold produced (oz.)	10,229	9,734	12,859	13,266	10,276	46,088	48,491
Lead produced (tons)	4,731	4,591	5,627	4,924	4,404	19,873	21,400
Zinc produced (tons)	12,457	13,227	14,610	13,354	11,956	53,648	56,814
Sales	$87,865	$84,806	$113,763	$98,409	$95,602	$384,843	$327,820
Cost of sales	$(49,252)	$(55,193)	$(55,488)	$(53,180)	$(57,252)	$(213,113)	$(210,748)
Gross profit	$38,613	$29,613	$58,275	$45,229	$38,350	$171,730	$117,072
Cash flow from operations	$51,328	$43,098	$69,821	$44,468	$58,268	$208,715	$176,975
Capital expenditures	$(9,544)	$(6,228)	$(6,339)	$(1,772)	$(7,155)	$(23,883)	$(19,685)
Free cash flow	$41,784	$36,870	$63,482	$42,696	$51,113	$184,832	$157,290

Cost of sales in 2021 increased to $213.1 million compared to $210.7 million in 2020 due to higher mining costs, as lower capitalized development footage resulted in an increased portion of costs allocated to production, and higher concentrate freight costs, as rates increased due to market conditions. Cash cost and AISC per silver ounce (each after by-product credits) were $(0.65) and $3.19, respectively, decreasing year over year due to higher by-product credits and lower treatment costs. 3,4

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	4Q-2021	3Q-2021	2Q-2021	1Q-2021	4Q-2020	FY 2021	FY 2020
LUCKY FRIDAY
Tons of ore processed	80,097	78,227	82,442	81,071	69,257	321,837	179,208
Total production cost per ton	$198.83	$190.66	$199.48	$181.28	$213.82	$191.50	$251.49
Ore grade milled - Silver (oz./ton)	12.54	11.21	11.60	11.18	12.53	11.64	11.85
Ore grade milled - Lead (%)	8.11	7.22	7.55	7.51	7.74	7.60	7.49
Ore grade milled - Zinc (%)	3.33	3.30	3.44	3.70	3.85	3.44	3.88
Silver produced (oz.)	955,401	831,532	913,294	863,901	830,200	3,564,128	2,031,874
Lead produced (tons)	6,131	5,313	5,913	5,780	5,103	23,137	12,727
Zinc produced (tons)	2,296	2,319	2,601	2,753	2,457	9,969	6,298
Sales	$32,938	$29,783	$39,645	$29,122	$27,928	$131,488	$63,025
Cost of sales	$(23,251)	$(23,591)	$(27,901)	$(22,795)	$(20,919)	$(97,538)	$(56,706)
Gross profit	$9,687	$6,192	$11,744	$6,327	$7,009	$33,950	$6,319
Cash flow from operations	$16,953	$15,017	$19,681	$10,943	$7,217	$62,594	$(870)
Capital expenditures	$(9,109)	$(9,133)	$(5,731)	$(5,912)	$(11,148)	$(29,885)	$(25,776)
Free cash flow	$7,844	$5,884	$13,950	$5,031	$(3,931)	$32,709	$(26,646)

Cost of sales in 2021 increased to $97.5 million compared to $56.7 million in 2020 reflecting a full year of production following the strike ending in 2020. Cash cost and AISC per silver ounce (each after by-product credits) were $6.60 and $14.34, respectively, decreasing year over year due to higher production and by-product credits partially offset by higher costs. 3,4

In 2021, we tested and implemented the UCB mining method. The UCB method is a new, productive mining method developed by Hecla in an effort to proactively control fault-slip seismicity in deep, high-stress, narrow-vein mining. The method uses bench drilling and blasting methods to fragment significant vertical and lateral extents of the vein beneath a top cut taken along the strike of the vein and under engineered backfill. The method is accomplished without the use of drop raises or lower mucking drives which may result in local stress concentrations and increased exposure to seismic events. Large blasts using up to 35,000 lbs. of pumped emulsion and programmable electronic detonators fragment up to 350 feet of strike length to a depth of approximately 30 feet. These large blasts proactively induce fault-slip seismicity at the time of the blast and shortly after it. This blasted corridor is then mined underhand for two cuts. As these cuts are mined, little to no blasting is done to advance them. Dilution is controlled by supporting the hanging wall and footwall as the mining progresses through the blasted ore. The entire cycle repeats and stoping advances downdip, under fill, and in a de-stressed zone. The method allows for greater control of fault-slip seismic events, significantly improving safety. In addition, a notable productivity increase has been achieved by reducing seismic delays and utilizing bulk mining techniques. In 2021, 86% of the tons mined were produced through the UCB method.

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	4Q-2021	3Q-2021	2Q-2021	1Q-2021	4Q-2020	FY 2021	FY 2020
CASA BERARDI
Tons of ore processed - underground	161,355	167,435	178,908	186,919	185,335	694,617	658,271
Tons of ore processed - surface pit	225,662	230,708	195,775	181,484	197,646	833,629	625,430
Tons of ore processed - total	387,017	398,143	374,683	368,403	382,981	1,528,246	1,283,701
Surface tons mined - ore and waste	1,507,457	1,483,231	2,033,403	1,991,087	1,493,706	7,015,178	5,559,302
Total production cost per ton	$108.82	$86.95	$99.36	$99.67	$98.33	$98.60	$105.71
Ore grade milled - Gold (oz./ton) - underground	0.165	0.155	0.148	0.147	0.147	0.161	0.136
Ore grade milled - Gold (oz./ton) - surface pit	0.072	0.037	0.055	0.048	0.052	0.056	0.051
Ore grade milled - Gold (oz./ton) - combined	0.110	0.087	0.100	0.120	0.123	0.104	0.117
Ore grade milled - Silver (oz./ton)	0.02	0.02	0.03	0.04	0.03	0.03	0.02
Gold produced (oz.) - underground	22,910	24,170	23,441	27,569	27,261	98,090	89,521
Gold produced (oz.) - surface pit	14,356	5,552	7,892	8,621	10,319	36,421	31,971
Total Gold produced (oz.)	37,266	29,722	31,333	36,190	37,580	134,511	121,492
Total Silver produced (oz.)	7,967	7,012	7,917	10,675	8,858	33,571	24,142
Sales	$60,054	$56,065	$56,122	$72,911	$59,493	$245,152	$209,224
Cost of sales	$(57,069)	$(58,164)	$(54,669)	$(59,927)	$(53,521)	$(229,829)	$(194,414)
Gross profit (loss)	$2,985	$(2,099)	$1,453	$12,984	$5,972	$15,323	$14,810
Cash flow from operations	$12,153	$21,440	$17,495	$32,229	$25,696	$83,317	$88,066
Capital expenditures	$(9,537)	$(11,488)	$(14,745)	$(13,847)	$(16,427)	$(49,617)	$(40,840)
Free cash flow	$2,616	$9,952	$2,750	$18,382	$9,269	$33,700	$47,226

Full-year 2021 cost of sales was $229.8 million, cash cost and AISC per ounce, after by-product credits, were $1,125 and $1,399 respectively.3,4 Year over year decline in cash cost and AISC per ounce was due to higher gold production in 2021; AISC per ounce was also impacted by lower sustaining capital, partially offset by higher exploration spending. 3,4

Nevada Operations

Dollars are in thousands except cost per ton	4Q-2021	3Q-2021	2Q-2021	1Q-2021	4Q-2020	FY 2021	FY 2020
NEVADA OPERATIONS
Tons of ore processed	2,185	11,953	38,947	16,459	—	69,544	27,984
Total production cost per ton	$200.72	$374.46	$161.50	$360.72	$—	$132.64	$892.09
Ore grade milled - Gold (oz./ton)	0.226	0.234	0.41	0.185	—	0.321	1.232
Silver produced (oz.)	924	270	45,125	—	—	46,319	37,443
Gold produced (oz.)	482	2,751	14,947	2,548	—	20,728	31,756
Cash flow from operations	$(2,060)	$19,163	$(573)	$855	$1,897	$17,385	$13,696
Capital additions	$(277)	$(29)	$(5,075)	$(89)	$(2,154)	$(5,470)	$(4,003)
Free cash flow	$(2,337)	$19,134	$(5,648)	$766	$(257)	$11,915	$9,693

2021 production and revenue was generated from processing previously stockpiled ore at third-party processing facilities. Exploration activities at Midas and development of a decline to the Hatter Graben area at Hollister are ongoing, with underground exploration drilling of Hatter Graben commencing from available platforms in the fourth quarter of 2021.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $12.9 million for the fourth quarter and $47.9 million for the full year (a Company record), an increase of $29.6 million compared to 2020.

For the year ended 2021, the Company reported the second highest silver and gold reserves at 200 million ounces and 2.7 million ounces, respectively. Silver reserves increased 6% year over year with Greens Creek increasing reserves by 12% to 125 million ounces, the second highest in the mine’s history since 2002. Silver and gold inferred resources increased by 8% and 2%, respectively. A breakdown of the Company’s reserves and resources is located in Table A at the end of this news release.

For further details on the Company’s 2021 exploration and pre-development program and 2022 planned expenditures as well as reserves and resources at year-end 2021, please refer to the news release entitled “Hecla Reports 2nd Highest Silver Reserves in Company History” released on February 17, 2022.

2022 ESTIMATES5

The Company is providing a three-year production outlook and estimates of costs, capital and exploration and pre-development expenses for 2022. Cost guidance includes planned COVID-19 management costs and 5% inflation, which is being experienced throughout the industry. The guidance below excludes any unforeseen disruptions related to COVID-19 and its variants.

2022 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	8.6 - 8.9	40 - 43	20.7 - 21.2	268 - 275
Lucky Friday *	4.3 - 4.6	N/A	8.9 - 9.3	116 - 120
Casa Berardi	N/A	125 - 132	9.7 - 10.2	125 - 132
2022 Total	12.9 - 13.5	165 - 175	39.3 - 40.7	509 - 527
2023 Total	13.5 - 14.5	175 - 185	40.7 - 42.5	527 - 550
2024 Total	14.5 - 15.1	185 - 195	42.5 - 43.8	550 - 567
*Equivalent ounces include lead and zinc production

2022 Cost Outlook

	Costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[3]	AISC, after by-product credits, per produced silver/gold ounce[4]
Greens Creek	$230	$0.75 - $2.50	$6.50 - $8.50
Lucky Friday	$115	$0.75 - $2.00	$7.25 - $9.25
Total Silver	$345	$0.75 - $2.50	$9.75 - $11.75
Casa Berardi (Total Gold)	$210	$1,175 - $1,325	$1,450 - $1,600

2022 Capital and Exploration Outlook

Capital expenditures	$135 million
Exploration and Pre-development expenditures	$45 million

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about March 18, 2022, to stockholders of record on March 9, 2022. The realized silver price was $23.49 in the fourth quarter satisfying the criterion for the silver-linked component under the Company's common stock dividend policy.

Preferred Stock

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about April 1, 2022, to stockholders of record on March 15, 2022.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, February 22, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-833-350-1380 or for international dialing 1-647-689-6934. The Participant Code is 3975176 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Tuesday, February 22, from 1:00 p.m. to 2:30 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Exploration, Operations, or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser.). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Russell Lawlar, Sr. Vice President - CFO and Treasurer at rlawlar@hecla-mining.com or 208-769-4130.

One-on-One meeting URL: https://calendly.com/2022-february-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development properties in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for the Greens Creek, Lucky Friday, Casa Berardi, and Nevada operating segments excludes exploration and pre-development expense, as these are discretionary expenditures and not a component of the mines’ operating performance.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales, and other direct production costs and depreciation, depletion and amortization can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the first nine-months of 2020, as production was limited due to the strike and subsequent ramp-up and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(4) All-in sustaining cost (AISC), after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization can be found at the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(5) Expectations for 2022 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday and Casa Berardi converted using Au $1,700/oz, Ag $22/oz, Zn $1.50/lb., and Pb 1.00$/lb. Numbers may be rounded.

Cautionary Statement Regarding Forward Looking Statements, Including 2022 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) new mining method implemented at Lucky Friday should improve safety and increase productivity; (ii) increased demand for silver due to transition to clean energy; and; (iii) Mine-specific and Company-wide 2022 estimates of future production, sales and costs of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) and Company-wide estimated spending on capital, exploration and pre-development for 2022. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (a) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (b) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (c) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (d) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (e) certain price assumptions for gold, silver, lead and zinc; (f) prices for key supplies being approximately consistent with current levels; (g) the accuracy of our current mineral reserve and mineral resource estimates; (h) there being no significant changes to our plans for 2022 and beyond due to COVID-19 or any other public health issue, including, but not limited to with respect to availability of employees, vendors and equipment; and (i) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2020 Form 10-K, filed on February 18, 2021, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings, including the Company's 2021 10-K expected to be filed on February 22, 2022. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources,” “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. On October 31, 2018, the SEC adopted new mining disclosure rules (“S-K 1300”) that is more closely aligned with current industry and global regulatory practices and standards, including National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) which the Company complies with because the Company also is a “reporting issuer” under Canadian securities laws. While S-K 1300 is more closely aligned with NI 43-101 than the prior SEC mining disclosure rules, there are some differences. NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with NI 43-101, as well as S‑K 1300.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and “NI 43-101”, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries for each of the Company’s material properties are filed as exhibits 96.1, 96.2 and 96.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in a technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2018 (the “Casa Berardi Technical Report”), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla’s and Klondex’s profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended	Third Quarter Ended	Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Sales of products	$185,078	$193,560	$807,473	$691,873
Cost of sales and other direct production costs	98,962	112,542	417,879	382,663
Depreciation, depletion and amortization	32,875	45,790	171,793	148,110
Total cost of sales	131,837	158,332	589,672	530,773
Gross profit	53,241	35,228	217,801	161,100

Other operating expenses:
General and administrative	6,585	8,874	34,570	35,561
Exploration and pre-development	12,862	17,108	47,901	18,295
Other operating expense	3,375	3,344	14,240	10,854
Loss (gain) on disposition of property, plants, equipment and mineral interests	326	(390)	87	572
Ramp-up and suspension costs	5,998	6,910	23,012	24,911
Provision for closed operations and reclamation	2,274	7,564	14,571	3,929
	31,420	43,410	134,381	94,122
Income (loss) from operations	21,821	(8,182)	83,420	66,978
Other (expense) income:
Fair value adjustments, net	(25,141)	9,287	(35,792)	(11,806)
Foreign exchange (loss) gain, net	393	3,995	417	(4,605)
Other net expense	(382)	(143)	(574)	(2,256)
Interest expense	(10,461)	(10,469)	(41,945)	(49,569)
	(35,591)	2,670	(77,894)	(68,236)
(Loss) income before income taxes	(13,770)	(5,512)	5,526	(1,258)
Income and mining tax benefit (provision)	25,645	4,533	29,569	(8,199)
Net income (loss)	11,875	(979)	35,095	(9,457)
Preferred stock dividends	(138)	(138)	(552)	(552)
Income (loss) applicable to common stockholders	$11,737	$(1,117)	$34,543	$(10,009)
Basic income (loss) per common share after preferred dividends (in cents)	$0.022	$(0.002)	$0.064	$(0.019)
Diluted income (loss) per common share after preferred dividends (in cents)	$0.022	$(0.002)	$0.064	$(0.019)
Weighted average number of common shares outstanding basic	538,124	536,966	536,192	527,329
Weighted average number of common shares outstanding diluted	543,134	536,966	542,176	527,329

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands – unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$210,010	$129,830
Accounts receivable	44,586	39,193
Inventories	67,765	96,175
Other current assets	19,266	19,114
Total current assets	341,627	284,312
Investments	10,844	15,148
Restricted cash and investments	1,053	1,053
Properties, plants, equipment and mineral interests, net	2,310,810	2,378,074
Operating lease right-of-use assets	12,435	10,628
Deferred tax assets	45,562	2,912
Other non-current assets	6,477	8,083
Total assets	$2,728,808	$2,700,210

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$68,100	$68,516
Accrued payroll and related benefits	28,714	31,807
Accrued taxes	12,306	5,774
Finance leases	5,612	6,491
Accrued reclamation and closure costs	9,259	5,582
Operating leases	2,486	3,008
Accrued interest	14,454	14,157
Derivatives liabilities	19,353	11,737
Other current liabilities	99	138
Total current liabilities	160,383	147,210
Finance leases	7,776	9,274
Accrued reclamation and closure costs	103,972	110,466
Long-term debt	508,095	507,242
Long-term operating leases	9,950	7,634
Deferred income tax liability	149,706	156,091
Non-current pension liability	4,673	44,144
Derivatives liabilities	18,528	18
Other non-current liabilities	4,938	4,346
Total liabilities	968,021	986,425

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	136,391	134,629
Capital surplus	2,034,485	2,003,576
Accumulated deficit	(353,651)	(368,074)
Accumulated other comprehensive loss	(28,456)	(32,889)
Treasury stock	(28,021)	(23,496)
Total stockholders’ equity	1,760,787	1,713,785
Total liabilities and stockholders’ equity	$2,728,808	$2,700,210
Common shares outstanding	538,139	531,666

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Fourth Quarter Ended	Third Quarter Ended	Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
OPERATING ACTIVITIES
Net income (loss)	$11,875	$(979)	$35,095	$(9,457)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	32,851	46,939	172,651	155,006
Loss (gain) on disposition of properties, plants, equipment and mineral interests	326	(390)	87	572
Provision for reclamation and closure costs	3,693	1,638	11,514	6,189
Deferred income taxes	(30,163)	(10,141)	(48,049)	(3,818)
Stock compensation	1,308	1,472	6,082	6,458
Amortization of loan origination fees	489	488	1,895	3,666
Fair value adjustments, net	23,018	(13,192)	15,040	(4,690)
Foreign exchange (gain) loss	(694)	(3,842)	(79)	2,680
Adjustment of inventory to net realizable value	—	93	6,524	—
Other non-cash charges, net	681	—	681	1,794
Change in assets and liabilities:
Accounts receivable	(1,607)	5,634	(5,405)	(1,080)
Inventories	(5,453)	16,653	16,919	(13,208)
Other current and non-current assets	(3,328)	(2,475)	(1,678)	2,381
Accounts payable and accrued liabilities	13,894	(8,200)	(795)	19,379
Accrued payroll and related benefits	3,099	3,522	1,270	14,445
Accrued taxes	3,727	3,729	6,457	3,561
Accrued reclamation and closure costs and other non-current liabilities	(361)	1,793	2,128	(3,085)
Cash provided by operating activities	53,355	42,742	220,337	180,793

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(28,838)	(26,899)	(109,048)	(91,016)
Purchase of carbon credits	(669)	(200)	(869)	—
Proceeds from sale or exchange of investments	—	1,811	1,811	—
Proceeds from disposition of properties, plants, equipment and mineral interests	515	431	1,077	331
Purchases of investments	—	—	—	(2,216)
Net cash used in investing activities	(28,992)	(24,857)	(107,029)	(92,901)

FINANCING ACTIVITIES
Acquisition of treasury shares	—	—	(4,525)	(2,745)
Dividends paid to common and preferred stockholders	(3,503)	(6,178)	(20,672)	(9,152)
Borrowings on debt	—	—	—	716,327
Payments on debt	—	—	—	(716,500)
Debt issuance and loan origination fees paid	(8)	(26)	(116)	(1,356)
Repayments of capital leases	(1,687)	(1,828)	(7,285)	(5,953)
Net cash used in financing activities	(5,198)	(8,032)	(32,598)	(19,379)
Effect of exchange rates on cash	(59)	(443)	(530)	(1,107)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	19,106	9,410	80,180	67,406
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	191,957	182,547	130,883	63,477
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$211,063	$191,957	$211,063	$130,883

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of properties, plants, equipment and mineral interests, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, interest and other income, unrealized gains on investments, provisions for environmental matters, stock-based compensation, provisional price gains and losses, the grant of common shares to the Hecla Charitable Foundation, adjustments of inventory to net realizable value. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	4Q-2021	3Q-2021	2Q-2021	1Q-2021	4Q-2020	FY 2021	FY 2020
Net income (loss)	$11,875	$(979)	$2,748	$21,451	$3,105	$35,095	$(9,457)
Plus: Interest expense	10,461	10,469	10,271	10,744	10,650	41,945	49,569
(Less) Plus: Income and mining taxes	(25,645)	(4,533)	(4,134)	4,743	776	(29,569)	8,199
Plus: Depreciation, depletion and amortization	32,875	45,790	46,059	47,069	35,618	171,793	148,110
Plus: Ramp-up and suspension costs	5,998	6,910	5,786	4,318	802	23,012	24,911
Plus/(Less): Loss (gain) on disposition of properties, plants, equipment, and mineral interests	326	(390)	143	8	13	87	572
(Less)/Plus: Foreign exchange (gain) loss	(393)	(3,995)	1,907	2,064	5,840	(417)	4,605
Plus/(Less): Unrealized loss (gain) on derivative contracts	25,840	(16,053)	13,078	(10,962)	1,095	11,903	5,578
Less: Provisional price gain	(5,648)	(72)	(3,077)	(552)	(2,722)	(9,349)	(8,008)
Plus: Provision for closed operations and environmental matters	3,693	8,088	1,654	4,529	1,551	17,964	6,189
Plus: Stock-based compensation	1,307	1,472	2,802	500	1,229	6,081	6,458
(Less)/Plus: Unrealized (gain) loss on investments	(2,822)	2,861	750	3,506	(861)	4,295	(10,272)
Foundation grant	—	—	—	—	—	—	1,970
Adjustments of inventory to net realizable value	—	93	6,242	189	—	6,524	—
Plus/(Less): Other	382	(247)	278	(997)	677	(584)	2,260
Adjusted EBITDA	$58,249	$49,414	$84,507	$86,610	$57,773	$278,780	$230,684
Total debt						$521,483	$523,007
Less: Cash and cash equivalents						210,010	129,830
Net debt						$311,473	$393,177
Net debt/LTM adjusted EBITDA (non-GAAP)						1.1	1.7
Non-GAAP Measures (Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at Greens Creek, Lucky Friday, Casa Berardi and Nevada Operations and for the Company for the three- and twelve-month periods ended December 31, 2021 and 2020, and for estimated amounts for the twelve months ended December 31, 2022.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We also utilize AISC, After By-product Credits, per Ounce as a measure of our operation's net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our operations versus those of our competitors. As a primary silver and gold mining company, we also use these statistics on an aggregate basis. We aggregate Greens Creek and Lucky Friday to compare our performance with that of other primary silver mining companies and aggregate Casa Berardi and Nevada Operations to compare our performance with that of other primary gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each operation also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each operation. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. However, comparability of Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for 2021 to 2020 is impacted by, among other factors, (i) the return to full production at Lucky Friday in the fourth quarter of 2020 and (ii) suspension of production at San Sebastian in the fourth quarter of 2020 and discontinuation of San Sebastian being reported as an operating segment in 2021.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to operations with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at Casa Berardi and Nevada Operations is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two operations is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2021				Three Months Ended September 30, 2021				Twelve Months Ended December 31, 2021				Twelve Months Ended December 31, 2020
	Greens Creek	Lucky Friday(2)	Corporate(3)	Total Silver	Greens Creek	Lucky Friday	Corporate(3)	Total Silver	Greens Creek	Lucky Friday(2)	Corporate and other(3)	Total Silver	Greens Creek	Lucky Friday(2)	Corporate and other(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$49,252	$23,251	$152	$72,655	$55,193	$23,591	$—	$78,784	$213,113	$97,538	$247	$310,898	$210,748	$56,706	$24,104	$291,558
Depreciation, depletion and amortization	(6,300)	(6,518)	(152)	(12,970)	(13,097)	(6,590)	—	(19,687)	(48,710)	(26,846)	(152)	(75,708)	(49,692)	(11,473)	(3,548)	(64,713)
Treatment costs	8,655	3,636	—	12,291	7,979	3,427	—	11,406	36,099	16,723	—	52,822	77,122	4,590	287	81,999
Change in product inventory	236	1,351	—	1,587	(122)	(68)	—	(190)	80	(406)	—	(326)	(3,144)	2,340	(2,357)	(3,161)
Reclamation and other costs (5)	(1,689)	(199)	—	(1,888)	(786)	(281)	—	(1,067)	(3,466)	(1,039)	(95)	(4,600)	(1,608)	(274)	(1,198)	(3,080)
Cash costs excluded	—	—	—	—	—	—	—	—	—	—	—	—	—	(31,442)	—	(31,442)
Cash Cost, Before By-product Credits (1)	50,154	21,521	—	71,675	49,167	20,079	—	69,246	197,116	85,970	—	283,086	233,426	20,447	17,288	271,161
Reclamation and other costs	847	264	—	1,111	848	264	—	1,112	3,390	1,056	—	4,446	3,154	222	418	3,794
Exploration	696	—	867	1,563	2,472	—	474	2,946	4,591	—	2,226	6,817	354	—	1,788	2,142
Sustaining capital	10,123	7,413	172	17,708	6,228	8,406	—	14,634	27,582	26,517	210	54,309	28,797	7,154	337	36,288
General and administrative (5)	—	—	6,585	6,585	—	—	8,874	8,874	—	—	34,570	34,570	—	—	33,759	33,759
AISC, Before By-product Credits (1)	61,820	29,198	7,624	98,642	58,715	28,749	9,348	96,812	232,679	113,543	37,006	383,228	265,731	27,823	53,590	347,144
By-product credits:
Zinc	(25,643)	(5,022)	—	(30,665)	(25,295)	(4,611)	—	(29,906)	(100,214)	(19,479)	—	(119,693)	(79,413)	(4,273)	—	(83,686)
Gold	(15,712)	—	—	(15,712)	(14,864)	—	—	(14,864)	(72,011)	—	—	(72,011)	(74,615)	—	(12,586)	(87,201)
Lead	(7,657)	(12,204)	—	(19,861)	(7,640)	(10,188)	—	(17,828)	(30,922)	(42,966)	—	(73,888)	(28,193)	(8,421)	—	(36,614)
Total By-product credits	(49,012)	(17,226)	—	(66,238)	(47,799)	(14,799)	—	(62,598)	(203,147)	(62,445)	—	(265,592)	(182,221)	(12,694)	(12,586)	(207,501)
Cash Cost, After By-product Credits	$1,142	$4,295	$—	$5,437	$1,368	$5,280	$—	$6,648	$(6,031)	$23,525	$—	$17,494	$51,205	$7,753	$4,702	$63,660
AISC, After By-product Credits	$12,808	$11,972	$7,624	$32,404	$10,916	$13,950	$9,348	$34,214	$29,532	$51,098	$37,006	$117,636	$83,510	$15,129	$41,004	$139,643
Divided by ounces produced	2,262	955		3,217	1,837	832		2,669	9,243	3,564		12,807	10,495	830	955	12,280
Cash Cost, Before By-product Credits, per Silver Ounce	$22.18	$22.54		$22.28	$26.76	$24.14		$25.93	$21.33	$24.12		$22.11	$22.24	$24.63		$22.08
By-product credits per ounce	(21.68)	(18.04)		(20.59)	(26.02)	(17.79)		(23.44)	(21.98)	(17.52)		(20.74)	(17.36)	(15.29)		(16.90)
Cash Cost, After By-product Credits, per Silver Ounce	$0.50	$4.50		$1.69	$0.74	$6.35		$2.49	$(0.65)	$6.60		$1.37	$4.88	$9.34		$5.18
AISC, Before By-product Credits, per Silver Ounce	$27.34	$30.58		$30.67	$31.96	$34.58		$36.26	$25.17	$31.86		$29.93	$25.33	$33.51		$28.27
By-product credits per ounce	(21.68)	(18.04)		(20.59)	(26.02)	(17.79)		(23.44)	(21.98)	(17.52)		(20.74)	(17.36)	(15.29)		(16.90)
AISC, After By-product Credits, per Silver Ounce	$5.66	$12.54		$10.08	$5.94	$16.79		$12.82	$3.19	$14.34		$9.19	$7.97	$18.22		$11.37

In thousands (except per ounce amounts)	Three Months Ended December 31, 2021			Three Months Ended September 30, 2021			Twelve Months Ended December 31, 2021			Twelve Months Ended December 31, 2020
	Casa Berardi	Nevada Operations(4))	Total Gold	Casa Berardi	Nevada Operations(4)	Total Gold	Casa Berardi	Nevada Operations(4)	Total Gold	Casa Berardi(6)	Nevada Operations(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$57,069	$2,113	$59,182	$58,164	$21,384	$79,548	$229,829	$48,945	$278,774	$194,414	$44,801	$239,215
Depreciation, depletion and amortization	(19,585)	(320)	(19,905)	(19,968)	(6,135)	(26,103)	(80,744)	(15,341)	(96,085)	(60,552)	(22,845)	(83,397)
Treatment costs	423	—	423	475	1	476	1,513	1,731	3,244	2,591	45	2,636
Change in product inventory	4,839	(956)	3,883	(3,369)	(12,389)	(15,758)	2,439	(10,907)	(8,468)	2,226	15,869	18,095
Reclamation and other costs (5)	(208)	1	(207)	(210)	—	(210)	(841)	300	(541)	(773)	(978)	(1,751)
Exclusion of Nevada Operations costs	—	—	—	—	—	—	—	—	—	—	(13,511)	(13,511)
Cash Cost, Before By-product Credits (1)	42,538	838	43,376	35,092	2,861	37,953	152,196	24,728	176,924	137,906	23,381	161,287
Reclamation and other costs	209	327	536	209	327	536	841	1,008	1,849	386	654	1,040
Exploration	1,775	—	1,775	1,541	—	1,541	5,326	—	5,326	2,231	—	2,231
Sustaining capital	10,459	316	10,775	7,208	29	7,237	30,643	511	31,154	34,431	1,600	36,031
AISC, Before By-product Credits (1)	54,981	1,481	56,462	44,050	3,217	47,267	189,006	26,247	215,253	174,954	25,635	200,589
By-product credits:
Silver	(183)	(21)	(204)	(169)	(6)	(175)	(839)	(1,152)	(1,991)	(499)	(635)	(1,134)
Total By-product credits	(183)	(21)	(204)	(169)	(6)	(175)	(839)	(1,152)	(1,991)	(499)	(635)	(1,134)
Cash Cost, After By-product Credits	$42,355	$817	$43,172	$34,923	$2,855	$37,778	$151,357	$23,576	$174,933	$137,407	$22,746	$160,153
AISC, After By-product Credits	$54,798	$1,460	$56,258	$43,881	$3,211	$47,092	$188,167	$25,095	$213,262	$174,455	$25,000	$199,455
Divided by gold ounces produced	37	—	37	30	3	33	135	21	156	121	32	153
Cash Cost, Before By-product Credits, per Gold Ounce	$1,142	$1,737	$1,148	$1,181	$1,040	$1,168	$1,131	$1,193	$1,140	$1,135	$736	$1,052
By-product credits per ounce	(5)	(44)	(5)	(6)	(2)	(5)	(6)	(56)	(13)	(4)	(20)	(7)
Cash Cost, After By-product Credits, per Gold Ounce	$1,137	$1,693	$1,143	$1,175	$1,038	$1,163	$1,125	$1,137	$1,127	$1,131	$716	$1,045
AISC, Before By-product Credits, per Gold Ounce	$1,475	$3,073	$1,499	$1,482	$1,169	$1,455	$1,405	$1,267	$1,387	$1,440	$807	$1,309
By-product credits per ounce	(5)	(44)	(5)	(6)	(2)	(5)	(6)	(56)	(13)	(4)	(20)	(7)
AISC, After By-product Credits, per Gold Ounce	$1,470	$3,029	$1,494	$1,476	$1,167	$1,450	$1,399	$1,211	$1,374	$1,436	$787	$1,302

In thousands (except per ounce amounts)	Three Months Ended December 31, 2021			Three Months Ended September 30, 2021			Twelve Months Ended December 31, 2021			Twelve Months Ended December 31, 2020
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$72,655	$59,182	$131,837	$78,784	$79,548	$158,332	$310,898	$278,774	$589,672	$291,558	$239,215	$530,773
Depreciation, depletion and amortization	(12,970)	(19,905)	(32,875)	(19,687)	(26,103)	(45,790)	(75,708)	(96,085)	(171,793)	(64,713)	(83,397)	(148,110)
Treatment costs	12,291	423	12,714	11,406	476	11,882	52,822	3,244	56,066	81,999	2,636	84,635
Change in product inventory	1,587	3,883	5,470	(190)	(15,758)	(15,948)	(326)	(8,468)	(8,794)	(3,161)	18,095	14,934
Reclamation and other costs	(1,888)	(207)	(2,095)	(1,067)	(210)	(1,277)	(4,600)	(541)	(5,141)	(3,080)	(1,751)	(4,831)
Cash costs excluded	—	—	—	—	—	—	—	—	—	(31,442)	(13,511)	(44,953)
Cash Cost, Before By-product Credits (1)	71,675	43,376	115,051	69,246	37,953	107,199	283,086	176,924	460,010	271,161	161,287	432,448
Reclamation and other costs	1,111	536	1,647	1,112	536	1,648	4,446	1,849	6,295	3,794	1,040	4,834
Exploration	1,563	1,775	3,338	2,946	1,541	4,487	6,817	5,326	12,143	2,142	2,231	4,373
Sustaining capital	17,708	10,775	28,483	14,634	7,237	21,871	54,309	31,154	85,463	36,288	36,031	72,319
General and administrative	6,585	—	6,585	8,874		8,874	34,570	—	34,570	33,759	—	33,759
AISC, Before By-product Credits (1)	98,642	56,462	155,104	96,812	47,267	144,079	383,228	215,253	598,481	347,144	200,589	547,733
By-product credits:
Zinc	(30,665)	—	(30,665)	(29,906)	—	(29,906)	(119,693)	—	(119,693)	(83,686)	—	(83,686)
Gold	(15,712)	—	(15,712)	(14,864)	—	(14,864)	(72,011)	—	(72,011)	(87,201)	—	(87,201)
Lead	(19,861)	—	(19,861)	(17,828)	—	(17,828)	(73,888)	—	(73,888)	(36,614)	—	(36,614)
Silver	—	(204)	(204)		(175)	(175)	—	(1,991)	(1,991)	—	(1,134)	(1,134)
Total By-product credits	(66,238)	(204)	(66,442)	(62,598)	(175)	(62,773)	(265,592)	(1,991)	(267,583)	(207,501)	(1,134)	(208,635)
Cash Cost, After By-product Credits	$5,437	$43,172	$48,609	$6,648	$37,778	$44,426	$17,494	$174,933	$192,427	$63,660	$160,153	$223,813
AISC, After By-product Credits	$32,404	$56,258	$88,662	$34,214	$47,092	$81,306	$117,636	$213,262	$330,898	$139,643	$199,455	$339,098
Divided by ounces produced	3,217	37		2,669	33		12,807	156		12,280	153
Cash Cost, Before By-product Credits, per Ounce	$22.28	$1,148		$25.93	$1,168		$22.11	$1,140		$22.08	$1,052
By-product credits per ounce	(20.59)	(5)		(23.44)	(5)		(20.74)	(13)		(16.90)	(7)
Cash Cost, After By-product Credits, per Ounce	$1.69	$1,143		$2.49	$1,163		$1.37	$1,127		$5.18	$1,045
AISC, Before By-product Credits, per Ounce	$30.67	$1,499		$36.26	$1,455		$29.93	$1,387		$28.27	$1,309
By-product credits per ounce	(20.59)	(5)		(23.44)	(5)		(20.74)	(13)		(16.90)	(7)
AISC, After By-product Credits, per Ounce	$10.08	$1,494		$12.82	$1,450		$9.19	$1,374		$11.37	$1,302

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2022
	Greens Creek	Lucky Friday	Corporate(3)	Total Silver	Casa Berardi	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$230,000	$115,000		$345,000	$210,000	$210,000
Depreciation, depletion and amortization	(47,900)	(39,150)		(87,050)	(58,250)	(58,250)
Treatment costs	34,750	15,650		50,400	500	500
Change in product inventory	(1,500)	(1,500)		(3,000)	1,300	1,300
Reclamation and other costs	500	1,300		1,800	1,200	1,200
Cash Cost, Before By-product Credits (1)	215,850	91,300		307,150	154,750	154,750
Reclamation and other costs	3,400	1,000		4,400	900	900
Exploration	4,900	—	3,000	7,900	5,300	5,300
Sustaining capital	40,200	28,900		69,100	30,700	30,700
General and administrative	—	—	38,000	38,000	—	—
AISC, Before By-product Credits (1)	264,350	121,200	41,000	426,550	191,650	191,650
By-product credits:
Zinc	(111,640)	(29,360)		(141,000)	—	—
Gold	(66,100)	—		(66,100)	—	—
Lead	(29,601)	(58,375)		(87,976)	—	—
Silver	—	—		—	(730)	(730)
Total By-product credits	(207,341)	(87,735)	—	(295,076)	(730)	(730)
Cash Cost, After By-product Credits	$8,509	$3,565	$—	$12,074	$154,020	$154,020
AISC, After By-product Credits	$57,009	$33,465	$41,000	$131,474	$190,920	$190,920
Divided by silver ounces produced	8,750	4,450		13,200	128.5	128.5
Cash Cost, Before By-product Credits, per Silver Ounce	$24.67	$20.52		$23.27	$1,204	$1,204
By-product credits per silver ounce	(23.70)	(19.72)		(22.35)	(6)	(6)
Cash Cost, After By-product Credits, per Silver Ounce	$0.97	$0.80		$0.92	$1,198	$1,198
AISC, Before By-product Credits, per Silver Ounce	$30.21	$27.24		$32.31	$1,491	$1,491
By-product credits per silver ounce	(23.70)	(19.72)		(22.35)	(6)	(6)
AISC, After By-product Credits, per Silver Ounce	$6.51	$7.52		$9.96	$1,485	$1,485

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, non-discretionary on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday had been limited from the start of the strike until the ramp-up was substantially completed in the fourth quarter of 2020. Costs related to ramp-up activities totaling approximately $8.0 million in 2020, which includes $6.3 million in non-cash depreciation expense has been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)

Twelve months ended December 31, 2021 and 2020 include results for San Sebastian, which was an operating segment prior to 2021. AISC, Before By-product Credits for our consolidated silver properties includes non-discretionary corporate costs for general and administrative expense, exploration and sustaining capital.

(4)

Production was suspended at the Hollister mine in the third quarter of 2019 and at the Midas mine and Aurora mill in late 2019, and at the Midas mill and Fire Creek mine in mid-2021. Suspension-related costs at Nevada Operations totaling $20.8 million for 2021 and $13.5 million for 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce. During the second half of 2020, all ore mined at Nevada Operations was stockpiled, with no ore milled and no production reported during the period. As a result, costs incurred at Nevada Operations during the second half of 2020 were excluded from the calculations of Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(5)

Excludes the discretionary portion of general and administrative costs for Greens Creek, Casa Berardi, Lucky Friday and corporate of $0.6 million, $0.4 million, $0.1 million and $1.8 million, respectively, for 2020.

(6)

In late March 2020, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against COVID-19, causing us to suspend our Casa Berardi operations from March 24 until April 15, when mining operations resumed, resulting in reduced mill throughput. Suspension-related costs totaling $1.6 million for 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Table A
Mineral Reserves – 12/31/2021(1)
Proven Reserves(1)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (2,3)	2	9.6	0.08	1.7	4.5	-	18	0.1	30	80	-
Lucky Friday (2,4)	4,691	13.9	-	8.4	3.4	-	65,313	-	395,290	159,360	-
Casa Berardi Open Pit (2,5)	4,763	-	0.10	-	-	-	-	453	-	-	-
Casa Berardi Underground (2,5)	923	-	0.16	-	-	-	-	143	-	-	-
Total	10,378						65,331	596	395,320	159,440	-

Probable Reserves(6)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (2,3)	11,074	11.3	0.09	2.5	6.6	-	125,201	946	282,220	725,830	-
Lucky Friday (2,4)	765	12.3	-	7.5	2.8	-	9,386	-	57,160	21,650	-
Casa Berardi Open Pit (2,5)	13,371	-	0.07	-	-	-	-	928	-	-	-
Casa Berardi Underground (2,5)	1,695	-	0.15	-	-	-	-	259	-	-	-
Total	26,905						134,587	2,133	339,380	747,480	-

Proven and Probable Reserves
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (2,3)	11,076	11.3	0.09	2.5	6.6	-	125,219	946	282,250	725,920	-
Lucky Friday (2,4)	5,456	13.7	-	8.3	3.3	-	74,699	-	452,440	181,020	-
Casa Berardi Open Pit (2,5)	18,134	-	0.08	-	-	-	-	1,381	-	-	-
Casa Berardi Underground (2,5)	2,618	-	0.15	-	-	-	-	403	-	-	-
Total	37,283						199,918	2,730	734,690	906,940	-

(1)

The term “reserve” means an estimate of tonnage and grade or quality of indicated and measured resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is an economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The term “proven reserves’ means the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. Reserves are reported in accordance with Section 1300 of Regulation S-K of the Securities Act of 1933, as amended and NI 43-101. See footnotes 7 and 8 below.

(2)	Mineral reserves are based on $17/oz silver, $1600/oz gold, $0.90/lb lead, $1.15/lb zinc, unless otherwise stated.
(3)

The reserve NSR cut-off grades for Greens Creek are $215/ton for all zones at Greens Creek except the Gallagher Zone at $220/ton; metallurgical recoveries (actual 2021): 81.26% silver, 72.34% gold, 82.29% lead, 89.58% zinc

(4)	The reserve NSR cut-off grades for Lucky Friday are $216.19 for the 30 Vein and $230.98 for the Intermediate Veins; metallurgical recoveries (actual 2021): 95.18% silver, 94.62% lead, 89.97% zinc
(5)

The average reserve cut-off grades at Casa Berardi are 0.101 oz/ton gold (3.47 g/tonne) for underground and 0.037 oz/ton (1.27 g/tonne) for open pit. Metallurgical recovery (actual 2021): 84.82% gold; US$/CAN$ exchange rate: 1:1.275.

(6)	The term “probable reserves” means the economically mineable part of an indicated and, in some cases, a measured mineral resource. See footnotes 8 and 9 below.

Totals may not represent the sum of parts due to rounding

Mineral Resources – 12/31/2021(7)
Measured Resources(8)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (11,12)	-	-	-	-	-	-	-	-	-	-	-
Lucky Friday (11,13)	8,652	7.6	-	4.9	2.5	-	65,752	-	425,100	213,480	-
Casa Berardi Open Pit (11,14)	96	-	0.04	-	-	-	-	4	-	-	-
Casa Berardi Underground (11,14)	2,272	-	0.15	-	-	-	-	351	-	-	-
San Sebastian - Oxide (15)	-	-	-	-	-	-	-	-	-	-	-
San Sebastian - Sulfide (15)	-	-	-	-	-	-	-	-	-	-	-
Fire Creek (16,17)	20	0.7	0.50	-	-	-	14	10	-	-	-
Hollister (16,18)	18	4.9	0.59	-	-	-	87	10	-	-	-
Midas (16,19)	2	7.6	0.68	-	-	-	14	1	-	-	-
Heva (20)	-	-	-	-	-	-	-	-	-	-	-
Hosco (20)	-	-	-	-	-	-	-	-	-	-	-
Star (21)	-	-	-	-	-	-	-	-	-	-	-
Total	11,060						65,867	377	425,100	213,480	-
Indicated Resources(9)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (11,12)	8,355	12.8	0.10	3.0	8.4	-	106,670	836	250,040	701,520	-
Lucky Friday (11,13)	1,841	7.6	-	5.1	2.4	-	14,010	-	93,140	44,120	-
Casa Berardi Open Pit (11,14)	420	-	0.03	-	-	-	-	14	-	-	-
Casa Berardi Underground (11,14)	4,976	-	0.14	-	-	-	-	685	-	-	-
San Sebastian - Oxide (15)	1,453	6.5	0.09	-	-	-	9,430	135	-	-	-
San Sebastian - Sulfide (15)	1,187	5.5	0.01	1.9	2.9	1.2	6,579	16	22,420	34,100	14,650
Fire Creek (16,17)	113	1.0	0.45	-	-	-	114	51	-	-	-
Hollister (16,18)	70	1.9	0.58	-	-	-	130	40	-	-	-
Midas (16,19)	76	5.7	0.42	-	-	-	430	32	-	-	-
Heva (20)	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco (20)	29,287	-	0.04	-	-	-	-	1,201	-	-	-
Star (21)	1,126	2.9	-	6.2	7.4	-	3,301	-	69,900	83,410	-
Total	50,168						140,663	3,088	435,500	863,150	14,650
Measured & Indicated Resources
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (11,12)	8,355	12.8	0.10	3.0	8.4	-	106,670	836	250,040	701,520	-
Lucky Friday (11,13)	10,493	7.6	-	4.9	2.5	-	79,762	-	518,240	257,600	-
Casa Berardi Open Pit (11,14)	516	-	0.03	-	-	-	-	18	-	-	-
Casa Berardi Underground (11,14)	7,248	-	0.14	-	-	-	-	1,036	-	-	-
San Sebastian - Oxide (15)	1,453	6.5	0.09	-	-	-	9,430	135	-	-	-
San Sebastian - Sulfide (15)	1,187	5.5	0.01	1.9	2.9	1.2	6,579	16	22,420	34,100	14,650
Fire Creek (16,17)	134	1.0	0.46	-	-	-	128	61	-	-	-
Hollister (16,18)	88	2.5	0.58	-	-	-	217	51	-	-	-
Midas (16,19)	78	5.7	0.43	-	-	-	444	33	-	-	-
Heva (20)	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco (20)	29,287	-	0.04	-	-	-	-	1,201	-	-	-
Star (21)	1,126	2.9	-	6.2	7.4	-	3,301	-	69,900	83,410	-
Total	61,229						206,530	3,464	860,600	1,076,630	14,650

Inferred Resources(10)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (11,12)	2,152	12.8	0.08	2.8	6.8	-	27,508	164	60,140	146,020	-
Lucky Friday (11,13)	5,377	7.8	-	5.8	2.4	-	41,872	-	311,850	129,600	-
Casa Berardi Open Pit (11,14)	7,886	-	0.05	-	-	-	-	383	-	-	-
Casa Berardi Underground 11,14)	2,239	-	0.18	-	-	-	-	408	-	-	-
San Sebastian - Oxide (15)	3,490	6.4	0.05	-	-	-	22,353	182	-	-	-
San Sebastian - Sulfide (15)	385	4.2	0.01	1.6	2.3	0.9	1,606	5	6,070	8,830	3,330
Fire Creek (16,17)	765	0.5	0.51	-	-	-	394	392	-	-	-
Fire Creek - Open Pit (22)	74,584	0.1	0.03	-	-	-	5,232	2,178	-	-	-
Hollister (18,18)	642	3.0	0.42	-	-	-	1,916	273	-	-	-
Midas (16,19)	1,232	6.3	0.50	-	-	-	7,723	615	-	-	-
Heva (20)	2,787	-	0.08	-	-	-	-	216	-	-	-
Hosco (20)	17,726	-	0.04	-	-	-	-	663	-	-	-
Star (21)	3,157	2.9	-	5.6	5.5	-	9,432	-	178,670	174,450	-
San Juan Silver (23)	3,594	11.3	0.01	1.4	1.1	-	40,716	36	51,750	40,800
Monte Cristo (24)	913	0.3	0.14	-	-	-	271	131	-	-	-
Rock Creek (25)	100,086	1.5	-	-	-	0.7	148,736	-	-	-	658,680
Montanore (26)	112,185	1.6	-	-	-	0.7	183,346	-	-	-	759,420
Total	339,200						491,103	5,644	608,480	499,700	1,421,430

Note: All estimates are in-situ except for the proven reserves at Greens Creek which are in surface stockpiles. Mineral resources are exclusive of reserves.
(7)

The term "mineral resources" means a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Resources are reported in accordance with Section 1300 of Regulation S-K of the Securities Act of 1933, as amended and NI 43-101.

(8)

The term "measured resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

(9)

The term "indicated resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

(10)

The term "inferred resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

(11)	Mineral resources are based on $1700/oz gold, $21/oz silver, $1.15/lb lead, $1.35/lb zinc and $3.00/lb copper, unless otherwise stated.
(12)

The resource NSR cut-off grades for Greens Creek are $215/ton for all zones at Greens Creek except the Gallagher Zone at $220/ton; metallurgical recoveries (actual 2021): 81.26% silver, 72.34% gold, 82.29% lead, 89.58% zinc.

(13)

The resource NSR cut-off grades for Lucky Friday are $170.18 for the 30 Vein, $184.97 for the Intermediate Veins and $207.15 for the Lucky Friday Vein; metallurgical recoveries (actual 2021): 95.18% silver, 94.62% lead, 89.97% zinc.

(14)

The average resource cut-off grades at Casa Berardi are 0.089 oz/ton gold (3.06 g/tonne) for underground and 0.036 oz/ton (1.22 g/tonne) for open pit; metallurgical recovery (actual 2021): 84.82% gold; US$/CAN$ exchange rate: 1:1.275.

(15)

Indicated resources for most zones at San Sebastian based on $1500/oz gold, $21/oz silver, $1.15/lb lead, $1.35/lb zinc and $3.00/lb copper using a cut-off grade of $90.72/ton ($100/tonne); $1700/oz gold used for Toro, Bronco, and Tigre zones. Metallurgical recoveries based on grade dependent recovery curves: recoveries at the mean resource grade average 89% silver and 84% gold for oxide material and 85% silver, 83% gold, 81% lead, 86% zinc, and 83% for copper for sulfide material. Resources reported at a minimum mining width of 8.2 feet (2.5m) for Middle Vein, North Vein, and East Francine, 6.5ft (1.98m) for El Toro, El Bronco, and El Tigre, and 4.9 feet (1.5 m) for Hugh Zone and Andrea.

(16)

Mineral resources for Fire Creek, Hollister and Midas are reported using $1500/oz gold and $21/oz silver prices, unless otherwise noted. A minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(17)	Fire Creek mineral resources are reported at a gold equivalent cut-off grade of 0.283 oz/ton. Metallurgical recoveries: 90% gold, 70% silver.
(18)	Hollister mineral resources, including the Hatter Graben are reported at a gold equivalent cut-off grade of 0.238 oz/ton. Metallurgical recoveries: 88% gold, 66% silver
(19)

Midas mineral resources are reported at a gold equivalent cut-off grade of 0.237 oz/ton. Metallurgical recoveries: 90% gold, 70% silver. A gold-equivalent cut-off grade of 0.1 oz/ton and a gold price of $1700/oz used for Sinter Zone with resources undiluted.

(20)

Measured, indicated and inferred resources at Heva and Hosco are based on $1,500/oz gold. Resources are without dilution or material loss at a gold cut-off grade of 0.01 oz/ton (0.33 g/tonne) for open pit and 0.088 oz/ton (3.0 g/tonne) for underground.

Metallurgical recovery: Heva: 95% gold, Hosco: 87.7% gold.
(21)

Indicated and Inferred resources at the Star property are reported using $21 silver, $0.95 lead, $1.10 lead, a minimum mining width of 4.3 feet and a cut-off grade of $100/ton; Metallurgical recovery: 93.38% silver, 93.33% lead, 86.96% zinc.

(22)

Inferred open-pit resources for Fire Creek calculated November 30, 2017, using gold and silver recoveries of 65% and 30% for oxide material and 60% and 25% for mixed oxide-sulfide material. Indicated Resources reclassified as Inferred in 2019.

Open pit resources are calculated at $1400 gold and $19.83 silver and cut-off grade of 0.01 Au Equivalent oz/ton and is inclusive of 10% mining dilution and 5% ore loss. Open pit mineral resources exclusive of underground mineral resources.

(23)

Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog and a cut-off grade of 6.0 equivalent oz/ton silver and 5.0 feet for Equity and North Amethyst vein at a cut-off grade of $50/ton and $100/ton; based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.

Metallurgical recoveries based on grade dependent recovery curves: recoveries at the mean resource grade average 88% silver and 74% lead for the Bulldog and a constant 85% gold and 85% silver for North Amethyst and Equity.

(24)

Inferred resource at Monte Cristo reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag using a 0.06 oz/ton gold cut-off grade. Metallurgical recovery: 90% gold, 90% silver.

(25)	Inferred resource at Rock Creek reported at a minimum thickness of 15 feet and a cut-off grade of $24.50/ton NSR; Metallurgical recoveries: 88% silver, 92% copper.
Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.
(26)	Inferred resource at Montanore reported at a minimum thickness of 15 feet and a cut-off grade of $24.50/ton NSR; Metallurgical recoveries: 88% silver, 92% copper.

Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

Totals may not represent the sum of parts due to rounding

Category: Earnings

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